Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	November 24, 2008
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION RECEIVES PRELIMINARY APPROVAL
FOR PARTICIPATION IN THE U.S. TREASURY’S
CAPITAL PURCHASE PROGRAM

Highlights

•	Provides $7.2 million in additional capital, boosting our already strong capital position

•	Enhances lending and strategic capabilities, allowing us to increase economic support to businesses and consumers

Fairlawn, Ohio – November 24, 2008 – Central Federal Corporation (NASDAQ: CFBK) announced today that the United States Treasury Department has preliminarily approved its application to participate in the Capital Purchase Program, subject to program terms and conditions. Under the program, the Treasury will invest $7,225,000 in Central Federal Corporation through the purchase of newly issued preferred stock from the Company. The preferred stock will pay cumulative dividends of 5% for the first 5 years, and 9% thereafter. The Treasury will also receive warrants, with a term of 10 years, to purchase shares of Central Federal Corporation common stock with an aggregate market value of 15% of the preferred stock investment.

“We are proud to receive this preliminary approval and to be included among the group of large, strong financial institutions that have already received approval to participate in this program. It confirms the strength and viability of our Company,” commented Mark S. Allio, Chairman, President and Chief Executive Officer.

“The Treasury’s investment will enhance our already strong capital position. Tier 1 and Total Capital ratios will increase from their September 30, 2008 levels, resulting in a Tier 1 Capital ratio of approximately 13.3% and a Total Capital ratio of approximately 14.4%. These ratios are well in excess of the 6% and 10% ‘well-capitalized’ regulatory requirements, respectively.”

“CFBank is a profitable, well-capitalized, diversified provider of financial and advisory services focused on businesses and individuals,” Allio continued. “With the capital provided by this investment, we intend to continue to fill the demand for the much-needed financing needs of businesses and consumers in our existing market areas and to explore opportunities to expand our services into other communities.”

“During these turbulent times, depository customers continue to be attracted to our safe, sound and secure banking approach. Our deposit balances have increased 12.4% from December 31, 2007 through October 31, 2008. We have continued to lend during this difficult economic time, originating during that period more than $30 million in loans to businesses in the communities we serve. We remain committed to our mission of providing liquidity and attractive funding to small businesses and serving the credit needs of our consumer community.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.